Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Eshallgo Inc. on Form F-1 of our report dated July 31, 2024, except for Note 18, as to which the date is December 13, 2024 with respect to our audits of the consolidated financial statements of Eshallgo Inc. as of March 31, 2024 and 2023 appearing in the Annual Report on the Amendment No.1 to the Form 20-F of Eshallgo Inc. for each of the two years ended March 31, 2024. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

December 17, 2024

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com